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EXHIBIT 3.3

                              ARTICLES OF AMENDMENT

                                       TO

                            ARTICLES OF INCORPORATION

                                       OF

                        TELECOMMUNICATION PRODUCTS, INC.

     Pursuant to ss. 7-110-106, Colorado Revised Statutes (C.R.S.), the individual named below causes these Articles of Amendment to its Articles of Incorporation to be delivered to the Colorado Secretary of State for filing, and states as follows:

     FIRST: The name of the corporation is TELECOMMUNICATION PRODUCTS, INC.

     SECOND: The Articles of Incorporation of the corporation are amended hereby by the addition of the following provision stating the number, designations relative rights, preferences and limitations of the Series A Preferred Stock, par value $1.00 par share, as fixed by the Board of Directors of the corporation before the issuance of such Series A Preferred Stock, under the authority contained in the Articles of Incorporation:

 I. SERIES A PREFERRED STOCK.

     A. DESIGNATION OF SERIES A PREFERRED STOCK. A total of 1,000,000 of the authorized shares of Preferred Stock shall be designated "Series A Preferred Stock" ("Series A Preferred Stock").

     B. RIGHTS, PREFERENCES AND RESTRICTIONS OF SERIES A PREFERRED STOCK. The rights, preferences, restrictions and other matters relating to the Series A Preferred Stock are as follows:

         1. DIVIDEND PROVISIONS.

              a) CASH DIVIDENDS. The holders of shares of Series A Preferred Stock shall be entitled to receive, when and as declared by the Board of Directors out of any funds legally available therefor, any dividend or other distributions paid with respect to the Common Stock of the Corporation (the "Common Stock"), in the same amount per share as holders of such Common Stock are entitled to receive for the number of shares into which each share of Series A Preferred Stock is convertible.

              b) NONCASH DISTRIBUTIONS. If any of the assets of the Corporation are to be distributed other than in cash under this paragraph 1 or for any purpose, then the Board of Directors of the corporation shall in good faith determine the value of the assets. In the event of any dispute between the holder of the Series A Preferred Stock and the Corporation regarding the determination of the fair market value of the assets, the Corporation shall promptly engage an independent, competent appraiser to determine the value of the assets to be distributed to the holders of the Series A Preferred Stock or Common Stock. The Corporation shall, upon receipt of such appraiser's valuation, give prompt written notice to each holder of shares of Series A Preferred Stock or Common Stock of the appraiser's valuation.


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         2.       LIQUIDATION PREFERENCE

              a) In the event of any "Liquidation" (as such term is defined below) of the Corporation, either voluntary or involuntary, the holders of Series A Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets of the Corporation to the holders of the Common Stock by reason of their ownership thereof, an amount per share equal to $1.00 for each outstanding share of Series A Preferred Stock (the "Series A Issue Price"). All references to the Series A Issue Price shall be deemed references to such term as adjusted for any subsequent combinations, consolidations, stock dividends or stock splits with respect to the shares of Series A Preferred Stock. If upon the occurrence of such event, the assets and funds thus distributed among the holders of the Series A Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amounts then the entire assets and funds of the Corporation legally available for distribution shall be distributed ratably among the holders of the Series A Preferred Stock in proportion to the amount of such stock owned by each such holder. As used herein, the term "Liquidation" shall be deemed to consist of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, a consolidation or merger of the Corporation into or with any other entity or entities which results in the exchange of outstanding shares of the Corporation for securities or other consideration issued or paid or caused to be issued or paid by any such other entity or affiliate thereof (other than a merger to reincorporate the Corporation in a different jurisdiction) in which the shareholders of the Corporation do not continue to hold at least a 50% interest in the successor entity, a transaction or series of transactions that results in the transfer of more than 50% of the voting power of the Corporation, and the sale, lease, abandonment, transfer or other disposition by the Corporation of all or substantially all its assets.

              b) Upon the completion of the distribution required by the preceding paragraph and any other distribution that may be required with respect to series of Preferred Stock that may from time to time come into existence, if assets and funds legally available for distribution shall remain in the Corporation, all of such assets and funds shall be distributed among the holders of the Common Stock.

         3. PROTECTIVE PROVISIONS. In addition to any vote that may be required by law, so long as any of the Series A Preferred Stock shall be outstanding, the corporation shall not, without obtaining the approval (by vote or written consent, as provided by law) of the holders of more than 50% of the then outstanding shares of Series A Preferred Stock ("Series A Approval") an indicated below:

              a) Alter or change the rights, preferences or privileges of the Series A Preferred Stock;

              b) Increase the authorized number of shares of Series A Preferred Stock;

              c) Create any new class or series of shares having preferences over, or being on a parity with Series A Preferred Stock as to liquidation preference;

              d) Purchase redeem or otherwise acquire (or pay into or set aside for a sinking fund for such purpose), any of the Common Stock of the Corporation, provided however, that this restriction shall not apply to the repurchase of shares of Common Stock from directors officers, consultants or employees of the Corporation or any subsidiary pursuant to agreements approved by the Board of Directors under which the Corporation has the option to repurchase such shares upon the occurrence of certain events, including termination of employment or services; or

              e) Amend, repeal, or waive any material provision of, or add any material provision to, the Corporation's Articles of Incorporation or Bylaws if such action would alter or change preferences, rights, privileges or powers of, or the restrictions provided for the benefit of, the Series A Preferred Stock.

         4. VOTING RIGHTS. Holders of Series A Preferred Stock shall be entitled to unlimited voting rights. Each holder of record of Series A Preferred Stock shall have one vote for each share of Series A Preferred Stock standing in his name on the books of the Corporation and entitled to vote, except that in the lection of directors each shareholder shall have as many votes for each share held by him as there are directors to be elected and for whose election the shareholder has a right to vote. Except as otherwise required by law, holders of Series A Preferred Stock shall have voting rights and powers equal to the voting rights and powers of the Common Stock. The holder of each share of Series A Preferred Stock shall be entitled to notice of any shareholders' meeting in accordance with the bylaws of the Corporation and shall vote together as a single class with holders of the Common Stock upon the election of directors and upon any other matter submitted to a vote of shareholders except those matters required by law to be submitted to a class vote.

     THIRD: The foregoing amendment to the Articles of Incorporation was adopted on June 30, 2002, as prescribed by the Colorado Business Corporation Act. Such amendment was adopted by the Board of Directors where shares have been issued and shareholder action was not required.

     FOURTH: The manner, if not set forth in such amendment, in which any exchange, reclassification, or cancellation of issued shares provided for in the amendment shall be effected, is as follows: None.

     FIFTH: The (a) name or names, and (b) mailing address or addresses, of any one or more of the individuals who cause this document to be delivered for filing, and to whom the Secretary of State may deliver notice if filing of this document is refused, are:

                       Robert Russell
                       9171 Wilshire Blvd., Suite B
                       Beverly Hills, California 90210
                       (310) 281-2571